Filed Pursuant to Rule 424(b)(3)
Registration No. 333-35026-19

SUPPLEMENT
To Prospectus Supplement dated June 25, 2001

$414,944,863 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2001-SB1

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Servicer

On June 28, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-SB1 (the “Certificates”) were issued in an original aggregate principal amount of approximately $414,944,863.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of June 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SB1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: October 25, 2004

Class	Original Certificate Face Value	Beginning Certificate Balance	Principal Distribution	Class Accrued Interest Distributed	Realized Loss of Principal Allocated	Net Prepayment Interest Shortfall Amount	Current Interest Shortfall	Outstanding Interest Shortfall	Ending Certificate Balance
Al	$68,000,000.00	$0 .00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
A2	$121,249,000.00	$86,069,862 .02	$1,198,124.97	$242,071 .49	$0.00	$0.00	$0.00	$0.00	$84,871,737.05
A3	$1,891,000.00	$0 .00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
A4	$149,440,000.00	$99,312,520 .92	$1,372,152.85	$279,316 .47	$0.00	$0.00	$0.00	$0.00	$97,940,368 .07
A5	$48,784,000.00	$32,614,856 .15	$245,089.96	$91,729 .28	$0.00	$0.00	$0.00	$0.00	$32,369,766.19
AIO*	$31,895,459.00	$17,597,241 .52	N/A	$49,492 .24	N/A	$0.00	$0.00	$0.00	$17,415,829.75
AP**	$1,936,763 .00	$1,028,160 .39	$11,261 .68	N/A	$0.00	N/A	N/A	N/A	$1,016,898 .71
BI	$10,748,000.00	$9,327,242 .32	$37,183 .93	$26,232 .87	$0.00	$0.00	$0.00	$0.00	$9,290,058.39
B2	$7,523,000.00	$6,528,548 .92	$26,026.68	$18,361 .54	$0.00	$0.00	$0.00	$0.00	$6,502,522.24
B3	$5,373,000.00	$4,662,753 .34	$18,588.51	$13,113 .99	$0.00	$0.00	$0.00	$0.00	$4,644,164.83
B4	$4,299,000.00	$3,730,723 .36	$14,872.88	$10,492 .66	$0.00	$0.00	$0.00	$0.00	$3,715,850.48
B5	$3,223,000.00	$2,796,957 .76	$11,150.34	$7,866 .44	$0.00	$0.00	$0.00	$0.00	$2,785,807.42
B6	$7,539,826.00	$6,426,634 .14	$25,620.38	$18,074.91	$1,246.18	$0.00	$0.00	$0.00	$6,399,767.58
	$100.00	$0 .00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total	$430,006,689.00	$252,498,259 .32	$2,960,072.18	$756,751 .89	$1,246.18	$0.00	$0.00	$0.00	$249,536,940.96
COMPONENTS
	$64,983,000.00	$55,945,148 .38	$748,423 .02	$157,345 .73	$0.00	$0.00	$0.00	$0.00	$55,196,725 .36
A2 (1)
A2 (2)	$56,266,000.00	$30,124,713 .66	$449,701 .95	$84,725 .76	$0.00	$0.00	$0.00	$0.00	$29,675,011 .71

(1)	$8,691,347.00	$3,742,468.05	N/A	$10,525.69	N/A	$0.00	$0.00	$0.00	$3,694,689.51
	$3,969,845 .00	$1,710,514.06	N/A	$4,810.82	N/A	$0.00	$0.00	$0.00	$1,703,145 .85
A*
	$14,361,955 .00	$9,202,572.06	N/A	$25,882.23	N/A	$0.00	$0.00	$0.00	$9,098,068 .06
3 O
	$4,872,312.00	$2,941,687.35	N/A	$8,273.50	N/A	$0.00	$0.00	$0.00	$2,919,926.33
(4O
APO
(l)**	$520,904.00	$226,129.62	$1,662 .83	N/A	$0 .00	N/A	N/A	N/A	$224,466.79
APO
	$85,618 .00	$44,928.04	$752 .91	N/A	$0 .00	N/A	N/A	N/A	$44,175 .13
(2)**
3 ( PO )
	$1,099,673 .00	$618,121 .56	$7,778 .27	N/A	$0 .00	N/A	N/A	N/A	$610,343 .29
APO
(4)**	$230,568 .00	$138,981 .20	$1,067 .67	N/A	$0 .00	N/A	N/A	N/A	$137,913 .53

*   Denotes an Interest-Only Class

** Denotes a Principal-Only Class

Please contact the Bondholder Relations Department of U.S. Bank National Association at (800) 934-6802 with any questions regarding this statement or your distribution

U.S. BANK NATIONAL ASSOCIATION

U.S . BANK NATIONAL ASSOCIATION

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SB1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date : October 25, 2004

AMOUNTS PER $1,000 UNIT
					Realized Loss		Current Period
		Beginning	Principal	Interest	of Principal	Remaining	Pass-Through
Class	Cusip	Balance	Distribution	Distribution	Allocated	Balance	Designated Rate
Al	86358RDT1	0 .00000000	0.00000000	0 .00000000	0.00000000	0 .00000000	3 .37500%
A2	86358RDU8	709 .86038664	9.88152455	1.99648236	0.00000000	699 .97886209	3 .37500%
A3	86358RDV6	0 .00000000	0.00000000	0 .00000000	N/A	0 .00000000	3 .37500%
A4	86358RDW4	664 .56451365	9.18196500	1.86908773	0.00000000	655 .38254865	3 .37500%
A5	86358RDX2	668 .55641500	5 .02398245	1.88031486	N/A	663 .53243256	3 .37500%
A10	86358RDYO	551 .71620261	N/A	1.55170176	N/A	546 .02850367	3 .37500%
AP	86358RDZ7	530.86536143	5 .81469183	N/A	0.00000000	525 .05066960	NA
B1	86358REA14	867 .81190175	3 .45961388	2 .44072106	0.00000000	864 .35228787	3 .37500%
B2	86358REB9	867 .81189951	3 .45961452	2 .44072046	0.00000000	864 .35228499	3 .37500%
B3	86358REC7	867 .81190024	3 .45961474	2 .44072027	0.00000000	864 .35228550	3 .37500%
B4	86358REE3	867 .81190044	3 .45961386	2 .44072110	0.00000000	864 .35228658	3 .37500%
B5	86358REFO	867 .81190195	3 .45961527	2 .44071983	0.00000000	864 .35228669	3 .37500%
B6	86358REG8	852 .35841517	3 .39800680	2 .39725824	0.16528011	848 .79512826	3 .37500%
R	NA	0.00000000	0.00000000	0.00000000	0.00000000	0 .00000000	3 .37500%

Please contact the Bondholder Relations Department of U.S .Bank National Association at  (800) 934-6802 with any questions regarding this statement or your distribution .

U.S BANK NATIONAL ASSOCIATION .

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SBI

REPORTS TO CERTIFICATEHOLDERS

Distribution Date : October 25, 2004

Group 1	Group	2	Group 3	Group 4	Total
i) Beginning Aggregate Scheduled Loan
67,392,185 .37	35,066,817 .48	113,049,822.37	36,989,434.64 252,498,259.86
Principal Balance
Scheduled Loan Principal	311,895 .99	124,821 .13	429,981 .19	126,656.28	993,354.59
Curtailment and Paid in Full	33,090.72	4,791 .04	31,501 .65	13,561 .57	82,944.97
Paid in Full	456,992 .83	338,275 .85	968,121 .18	120,382.75	1,883,772 .61
Liquidation Proceeds	0.00	0 .00	0.00	0.00	0.00
Insurance Proceeds	0.00	0 .00	0.00	0.00	0.00
Realized Loss	0.00	0 .00	1,246.18	0.00	1,246.18
Ending Aggregate Scheduled Loan Principal	66,590,205 .83	34,598,929 .46	111,618,972.17	36,728,834.04 249,536,941 .50
Balance
Non-AP Balance (Beginning)	67,166,055 .72	35,021,890.17	112,431,701 .17	36,850,453 .77 251,470,100.84
Non-AP Balance (Ending)	66,365,739 .01	34,554,755 .07	111,008,629.24	36,590,920.85 248,520,044.16
Count	1,978	352	2,585	788	5,703
ii) Aggregate Advances	Group 1	Group 2	Group 3	Group 4	Total
Advances Required	41,566 .00	19,939 .00	106,338 .01	60,722 .85	228,565 .86
Advances Paid	41,566 .00	19,939 .00	106,338 .01	60,722 .85	228,565 .86
Unpaid Advances	0 .00	0 .00	0 .00	0.00	0.00

iii) Realized Losses	Realized Losses
Current	Since Cutoff
Group 1	0.00	0.00
Group 2	0.00	0.00
Group 3	1,246.18	74,306.92
Group 4	0.00	47,256.07
Group 1	Group 2	Group 3	Group 4	Total
14,040.03 23,552.04 iv) Servicing Fee 7,305 .62	7,706 .14	52,603 .83
Trustee Fee	337.27	175 .39	565 .27	184.91	1,262.84
v) Delinquency Information (Includes Loans in Foreclosure, in Bankruptcy Proceedings and REO Loans)
31-60 Days Delinquent	61-90 Days Delinquent	91 Days or More Delinquent	121 Days or More Delinquent
Count	Balance	Count	Balance	Count	Balance	Count	Balance
Group 1	21	$924,344.95	0	$0.00	4	$258,696.79	19	$536,208 .52
Group 2	5	$352,137 .84	2	$155,722.19	0	$0.00	9	$612,264.29
Group 3	57	$2,414,151 .18	9	$247,431 .34	6	$269,350.91	77	$3,038,318.55
Group 4	27	$1,387,959 .66	11	$421,438.03	7	$494,010.09	65	$2,844,391 .76
Total	110	$5,078,593 .63	22	$824,591 .56	17	$1,022,057.79	170	$7,031,183 .12
vi) Mortgage Loans Outstanding and Delinquency Information for Mortgage Loans in Foreclosure Proceedings and in
Bankruptcy Proceedings
Outstanding Loans	Current	Foreclosure	Bankruptcy
Count	Balance	Count	Balance	Count	Balance	Count	Balance
Group 1	1,978	$66,590,205 .83	1,934	$64,870,955 .58	1	$10,933 .30	0	$0.00
Group	2 352	$34,598,929 .46	336	$33,478,805 .14	1	$27,297.32	0	$0.00
Group 3	2,585	$111,618,972.17	2,436	$105,649,720.18	9	$347,049.72	0	$0.00
Group	4 788	$36,728,834 .04	678	$31,581,034.50	8	$298,843 .83	0	$0.00
Total	5,703	$249,536,941 .50	5,384	$235,580,515 .40	19	$684,124.16	0	$0.00

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SBI

vii) REO Loans Count	Balance
Group 1	0	$0.00
Group 2	0	$0.00
Group 3	1	$108,403 .26
Group 4	6	$195,681 .86
Total	7	$304,085.11
viii) Deleted and Qualifying Substitute Mortgage Loans	Group	Loan Number	Principal Balance
Senior Certificates	Subordinate
Group 1	Group 2	Group 3	Group 4	Certificates	Total
ix) Accrued and Unpaid Principal	0.00	0.00	0.00	0.00	0.00	0 .
Accrued and Unpaid Interest	0.00	0.00	0.00	0.00	0.00	0 .
x) Purchased Mortgage Loans	Group	Loan Number	Principal Balance
Current	Aggregate	Limit	Excess
xi) Special Hazard Losses	0 .00	0.00	11,128,844.79	0 .00
Fraud Losses	0 .00	0.00	0.00	0.00
Bankrupcy Losses	0 .00	0.00	100,000.00	0.00
All realized Losses	1,246 .18	121,562.99
Group 1	Group 2	Group 3	Group 4	Total
xii) Available Distribution Amount	1,001,409.81	571,197 .83	1,771,700.40	372,516.04	3,716,824.07
APO Principal Distribution Amount	1,662.83	752 .91	7,778.27	1,067.67	11,261 .68
xiii) Loans Acquired through Foreclosure
Group	Loan Number	Principal Balance
Group 1	Group 2	Group 3	Group 4
xiv) Senior Percentage	83 .293783%	86.016813%	88.331422%	88.505982%
Senior Prepayment Percentage	100 .00000%	100.00000%	100.00000%	100.00000%
Subordinate Percentage	16.706217%	13	.983187%	11	.668578%	11	.494018%
Subordinate Prepayment Percentage	0.00000%	0.00000%	0.00000%	0.00000%